Exhibit 99.(g)(2)

SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 12th day of February, 2021, by and between iCapital Registered Fund Adviser LLC, a Delaware limited liability company (the “Adviser”), and StepStone Group LP, a Delaware limited partnership (the “Sub-Adviser”).

W I T N E S S E T H :

WHEREAS, iCapital KKR Private Markets Fund (formerly, Altegris KKR Commitments Master Fund) (the “Fund”) is engaged in business as a closed-end management investment company and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the “Investment Company Act”); and

WHEREAS, the Adviser and the Sub-Adviser are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser has entered into an investment advisory agreement (the “Advisory Agreement”) with the Fund, as amended from time to time, pursuant to which the Adviser provides management and investment and advisory services to the Fund; and

WHEREAS, the Adviser and the Sub-Adviser wish to enter into an investment sub-advisory agreement with respect to the Fund (this “Agreement”); and

WHEREAS, the Sub-Adviser is willing to provide investment advisory services to the Adviser in connection with the Fund’s operations on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Sub-Adviser and the Adviser hereby agree as follows:

ARTICLE I

Duties of the Sub-Adviser

The Adviser hereby employs the Sub-Adviser to act as a non-discretionary investment sub-adviser by providing private equity investment advice and services, as described below, to the Adviser in regard to the Adviser’s management of the Fund, subject to the broad supervision of the Adviser and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Sub-Adviser hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. The Sub-Adviser and its affiliates shall for all purposes herein each be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

The Sub-Adviser shall be responsible for providing private equity investment advice and services to the Adviser regarding that portion of the Fund’s assets allocated, or under consideration for allocation to private equity investments constituting: (A) primary, seasoned primary or other offerings of, and secondary acquisitions of interests in, alternative investment funds (private or public, registered or unregistered) that pursue private equity strategies (“Investment Funds”), and (B) co-investment opportunities in operating companies presented by one or more such Investment Funds (“Co-Investment Opportunities”).  The Sub-Adviser’s provision of ongoing private equity investment advice and services to the Adviser in respect of the Fund’s investment in Investment Funds and Co-Investment Opportunities shall include, but not be limited to:

(i) employing asset allocation and diversification strategies among Investment Funds and Co-Investment Opportunities;

(ii) deploying commitment and over-commitment models and strategies among Investment Funds and Co-Investment Opportunities to minimize cash drag on Fund returns and balance Fund liquidity requirements;

(iii) identifying and managing private equity portfolio risk through tracking commitments, capital calls, distribution variations, valuations, among other factors;

(iv) identifying investment opportunities resulting from fundamental financial analysis and initial due diligence performed on investments (actual or contemplated) in Investment Fund and Co-Investment Opportunities;  and

(v) tracking and monitoring the continuing operations, management, financial condition and other pertinent details information and conducting ongoing due diligence as to Fund allocations of assets to Investment Funds and Co-Investment Opportunities

All of the foregoing is subject always to the restrictions of the Agreement and Declaration of Trust and By-Laws of the Fund, as they may be amended and/or restated from time to time and as provided to the Sub-Adviser by the Adviser, the provisions of the Investment Company Act and the statements relating to the Fund’s investment objective(s), investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the “Prospectus” and “Statement of Additional Information,” respectively), as well as to the supervision of the Adviser and the Board of Trustees of the Fund.

The Sub-Adviser will not hold money on behalf of the Adviser or the Fund, nor will the Sub-Adviser be the registered holder of the registered investments of the Adviser or the Fund or be the custodian of documents or other evidence of title.

Unless otherwise instructed by the Adviser or the Board of Trustees of the Fund, the Sub-Adviser shall not have the power, discretion or responsibility to vote, either in person or by proxy, securities in which the Fund may be invested from time to time.

Unless otherwise instructed by the Adviser or the Board of Trustees of the Fund, the Sub-Adviser shall not have the power, discretion or responsibility to execute subscriptions or other documentation effecting investments in Investment Funds or Co-Investment Opportunities of the Fund, or to place orders for other securities transactions on behalf of the Fund.  Instead, the Adviser will exercise such discretion as to subscriptions, investments and other trading activity necessary to implement the Fund’s investment program strategy.  The Sub-Adviser will use its best efforts to cooperate with the Adviser in support of efforts to implement the Fund’s investment program.

The Sub-Adviser may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Sub-Adviser to perform its services under this Agreement.

ARTICLE II

Allocation of Charges and Expenses

The Sub-Adviser assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof.

ARTICLE III

Compensation of the Sub-Adviser

For the services rendered, the facilities furnished and expenses assumed by the Sub-Adviser, the Adviser shall pay to the Sub-Adviser a fee with respect to the Fund in an amount to be determined from time to time by the Adviser and the Sub-Adviser but in no event in excess of the amount that the Adviser actually received for providing services to the Fund pursuant to the Advisory Agreement.  The monthly fee currently paid by the Adviser to the Sub-Adviser in respect to the Fund is 0.030833% (0.37% on an annualized basis) of the Fund’s net assets attributable to the Fund’s investments in Investment Funds and Co-Investment Opportunities, which shall be computed as of the end of business on the last business day of the relevant month in the manner set out in the Fund’s Agreement and Declaration of Trust.  The fee shall be payable within 60 days of the relevant month-end.

ARTICLE IV

Indemnification

(1)                           To the fullest extent permitted by law, the Fund shall, subject to Article IV (3) of this Agreement, indemnify the Sub-Adviser (including for this purpose each officer, director, shareholder, principal, employee or agent of or any person who controls, is controlled by or is under common control with, the Sub-Adviser, and their respective executors, heirs, assigns, successors or other legal representatives (each such person, including the Sub-Adviser, being referred to as a “Sub-Adviser indemnitee”)) against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Sub-Adviser to the Fund, or the past or present performance of services to the Fund in accordance with this Agreement by the Sub-Adviser indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense has been finally determined in a judicial decision on the merits from which no further appeal may be taken in any action, suit, investigation or other proceeding to have been incurred or suffered by the Sub-Adviser indemnitee by reason of willful misfeasance, bad faith or gross negligence of such Sub-Adviser indemnitee or suffered by such Sub-Adviser indemnitee as a result of the Sub-Adviser’s breach of this Agreement.  These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the Sub-Adviser indemnitee may be or may have been involved as a party or otherwise, or with which such Sub-Adviser indemnitee may be or may have been threatened, while in office or thereafter.  The rights of indemnification provided under this Article IV are not to be construed so as to provide for indemnification of an Sub-Adviser indemnitee for any liability (including liability under Federal Securities Laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Article IV.

(2)                           Expenses, including counsel fees and expenses, incurred by any Sub-Adviser indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Fund in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the Sub-Adviser indemnitee to repay to the Fund amounts paid if a determination is made that indemnification of the expenses is not authorized under Article IV (1) of this Agreement, so long as: (i) the Sub-Adviser indemnitee provides security for the undertaking; (ii) the Fund is insured by or on behalf of the Sub-Adviser indemnitee against losses arising by reason of the Sub-Adviser indemnitee’s failure to fulfill his, her or its undertaking; or (iii) a majority of the Board of the Fund who are not “interested persons” (as that term is defined in the Investment Company Act) of the Fund (“Independent Trustees”) (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the Sub-Adviser indemnitee ultimately shall be entitled to indemnification.

(3)                           As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that a Sub-Adviser indemnitee is liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence, or as a result of the Sub-Adviser’s breach of this Agreement, indemnification shall be provided in accordance with Article IV (1) of this Agreement if, and only if, (i) approved as in the best interests of the Fund by a majority of the Independent Trustees (excluding any trustee who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the Sub-Adviser indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Fund and that the Sub-Adviser indemnitee is not liable to the Fund or its shareholders by reason of willful misfeasance, bad faith or gross negligence, or as a result of the Sub-Adviser’s breach of this Agreement, or (ii) the Trustees secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the Sub-Adviser indemnitee against any liability to the Fund or its shareholders to which the Sub-Adviser indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence, or as a result of the Sub-Adviser’s breach of this Agreement.

(4)                           Any indemnification or advancement of expenses made in accordance with this Article IV shall not prevent the recovery from any Sub-Adviser indemnitee of any amount if the Sub-Adviser indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Fund or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or as a result of the Sub-Adviser’s breach of this Agreement.  In any suit brought by a Sub-Adviser indemnitee to enforce a right to indemnification under this Article IV it shall be a defense that, and in any suit in the name of the Fund to recover any indemnification or advancement of expenses made in accordance with this Article IV the Fund shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the Sub-Adviser indemnitee has not met the applicable standard of conduct described in this Article IV.  In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Article IV, the burden of proving that the Sub-Adviser indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Article IV shall be on the Fund (or on any shareholder acting derivatively or otherwise on behalf of the Fund or its shareholders).

(5)                           A Sub-Adviser indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Article IV or to which he, she or it may otherwise be entitled except out of the assets of the Fund, and no shareholder shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

ARTICLE V

Representations of Sub-Adviser

The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the Investment Company Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the Investment Company Act or otherwise.

The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act and will provide the Adviser and the Board with a copy of such code of ethics, together with evidence of its adoption. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall certify to the Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

The Sub-Adviser will notify the Adviser of any change of control of the Sub-Adviser, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case prior to or as soon after such change as possible.

The Sub-Adviser has provided the Adviser with a copy of its Form ADV, as most recently filed with the SEC, and promptly will furnish a copy of all amendments to the Adviser at least annually.

The Sub-Adviser will cooperate promptly and fully with the Adviser and/or the Board of Trustees in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Fund or the Adviser brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

The Sub-Adviser will maintain separate detailed records of all matters pertaining to it provision of investment advice and services to the Fund hereunder. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 under the Investment Company Act that are prepared or maintained by the Sub-Adviser on behalf of the Fund are the property of the Fund and will be provided promptly to the Fund upon request by the Adviser and/or the Board of Trustees.  The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 31a-2 under the Investment Company Act the records required to be maintained under Rule 31a-1 under the Investment Company Act.

ARTICLE VI

Activities of the Sub-Adviser

The services of the Sub-Adviser to the Adviser in connection with the operations of the Fund are not to be deemed to be exclusive, the Sub-Adviser and any person controlled by or under common control with the Sub-Adviser being free to render services to others.

ARTICLE VII

Duration and Termination of this Agreement

This Agreement shall become effective with respect to the Fund for an initial period of up to two years from the date first written above, and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval to the extent required by applicable law.

This Agreement may be terminated at any time with respect to a Fund, without the payment of any penalty, by the Adviser, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund or by the Sub-Adviser, on sixty days’ written notice to the other party. This Agreement shall automatically terminate with respect to the Fund in the event of its assignment or in the event of the termination of the Advisory Agreement of such Fund. Any termination shall be without prejudice to the completion of transactions already initiated.

ARTICLE VIII

Use of Names

During the term of this Agreement, each party shall have permission to use the other party’s name in the marketing of the Fund, and agrees to furnish the other party, upon request, at its principal office all marketing materials, prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the party in any way.

ARTICLE IX

Confidentiality

Any information or recommendations supplied by either the Adviser or the Sub-Adviser, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Fund, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Adviser may designate in connection with the Fund. Nothing in this Agreement shall be construed to prevent the Sub-Adviser from giving other entities investment advice.

ARTICLE X

Amendments to this Agreement

This Agreement may be amended with respect to the Fund by the parties only if such amendment is specifically approved by (i) the Trustees of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, in each case to the extent required by applicable law.

ARTICLE XI

Definitions of Certain Terms

The terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

ARTICLE XII

Governing Law

This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

iCAPITAL REGISTERED FUND ADVISER LLC

By:	/s/ Stephen Jacobs
Name:	Stephen Jacobs
Title:	General Counsel

STEPSTONE GROUP LP

By StepStone Group Holdings LLC, its general partner

By:	/s/ Jason Ment
Name:	Jason Ment
Title:	President and Co-Chief Operating Officer

iCAPITAL KKR PRIVATE MARKETS FUND (formerly, Altegris KKR Commitments Master Fund), solely as party to the Indemnification in Article IV

By:	/s/ Nick Veronis
Name:	Nick Veronis
Title:	Trustee and President